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                                                                    EXHIBIT 3.12



                 ARTICLES OF INCORPORATION OF POOL ALASKA, INC.


                 I, the undersigned natural person of the age of eighteen years or more, being a citizen of the State of Texas, acting as incorporator of a corporation under the Texas Business Corporation Act, do hereby adopt the following Articles of Incorporation for such corporation:

                                  ARTICLE ONE

                The name of the corporation is Pool Alaska, Inc.

                                  ARTICLE TWO

                    The period of its duration is perpetual.

                                 ARTICLE THREE

            The purposes for which the corporation is organized are:

                 (1) To own and operate oil, water, and gas well servicing and drilling equipment, both as owner thereof and under lease from other persons and corporations, both upon leases owned by the corporation and under contract for other persons and corporations.

                 (2) To own and operate oil, gas and mineral leases and to conduct drilling and exploration operations thereon.

                 (3) To engage in the manufacture, sale, and distribution of oil, gas, and water well drilling and producing equipment and machinery.

                 (4) To drill and bore wells for oil, water, gas, or any other substance; to buy, own, sell, and lease, construct and operate oil, water, and gas well machinery, tools,

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equipment, pipelines, and other personal property in connection therewith and necessary for said purpose.

                 (5) To transport personal property of every kind and description within or without the State of Texas, whether or not for compensation; to own, lease, operate and otherwise deal in and with any and all motor vehicles and other equipment convenient for such purpose; and to do any and all acts and things necessary, convenient or capable of being carried on in connection with the foregoing or incidental to the furtherance thereof.

                 (6) To engage in the general business of manufacturing, buying, selling, or otherwise dealing in and with goods, wares, merchandise and personal property of every kind and description either within or without the State of Texas.

                 (7) To do any and all lawful business for which corporations may be incorporated under the provisions of the Texas Business Corporation Act, as now provided or as may be hereinafter set forth.

                 (8) To conduct and carry on its business or any branch thereof in any state or territory of the United States, or in any foreign country in conformity with the laws of such state, territory, or foreign country, and to have and maintain in any state, territory, or foreign country a business office, plant, store, or other facility.


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                 (9)      To do all and everything necessary, suitable, or
proper for the accomplishment of any of the purposes, the attainment of any of the objects, or the exercise of any other powers herein set forth, either alone or in conjunction with other corporations, firms, or individuals and either as principals or agents, and to do every other act or acts, thing or things, incidental or appurtenant to or growing out of or connected with the above-mentioned objects, purposes, or powers.

                 (10) To carry out all or any part of these purposes, either alone or in association with any individuals, associations, partnerships or corporations, and in any state of the United States, or in any foreign country, to the extent that such purposes are not forbidden by the law of such state of the United States, or by such foreign country.



                                  ARTICLE FOUR

                 The aggregate number of shares which the corporation shall be authorized to issue is one thousand (1,000) of the par value of one hundred dollars ($100.00) each. Each shareholder share have preemptive rights.

                                  ARTICLE FIVE

                 The corporation will not commence business until it has received for the issuance of its shares consideration of the value of One Thousand Dollars ($1,000.00) consisting of


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money, labor done, or property actually received, which sum is not less than
One Thousand Dollars ($1,000.00).

                                  ARTICLE SIX

                 The power to alter, amend or repeal the Bylaws or to adopt any new Bylaws shall be conferred upon the shareholders.

                                 ARTICLE SEVEN

                 Each holder of stock of the corporation entitled to vote shall be entitled to one vote for each share held. At each election of Directors each shareholder entitled to vote at such election shall have the right to vote, in accordance with the provisions of the Texas Business Corporation Act, the number of shares owned by him for as many persons as there are Directors to be elected and for whose election he has the right to vote; provided that cumulative voting is expressly prohibited.

                                 ARTICLE EIGHT

                 The Post Office address of its registered office is 300 South St. Paul Street, Dallas, Texas 75201, and the name of its registered agent is
F. W. Fraley, III.

                                  ARTICLE NINE

                 The number of Directors constituting the Board of Directors is seven, subject to being increased or decreased as the bylaws of the corporation may provide, but in no event shall there be less than three Directors, and the names and residences of the existing Directors of the corporation who are to serve until the next regular Annual Meeting of the


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Stockholders or until their successors are elected and qualify are:

C. V. Helm                10375 Richmond             Houston, Texas



J.C. Shanklin             10375 Richmond             Houston, Texas



W. C. McCord              300 South St. Paul         Dallas, Texas



W. T. Satterwhite         300 South St. Paul         Dallas, Texas



S. R. Singer              300 South St. Paul         Dallas, Texas



R. B. Williams            300 South St. Paul         Dallas, Texas



F. M. Pool                515 W. Avenue No.          San Angelo, Texas





                                  ARTICLE TEN

                 The name and address of the incorporator is:

W. T. Satterwhite         300 South St. Paul          Dallas, Texas



                 IN WITNESS WHEREOF, I have hereunto set my hand, this 23rd day of December, 1982.


                                     /s/ W. T. SATTERWHITE
                                     -------------------------------
                                     W. T. Satterwhite



STATE OF TEXAS       )
                     )
COUNTY OF DALLAS     )



          I, ROSEMARY KORBA , a Notary Public, do hereby certify that on this the 23rd day of December , 1982, personally appeared before me W. T. Satterwhite, who being by me duly sworn, declared that he is the person who signed the foregoing document as incorporator and that the statements contained therein are true.



                                     /s/ ROSEMARY KORBA
                                     --------------------------------
                                     Notary Public in and for
                                     Dallas, County, Texas



                                     ROSEMARY KORBA, Notary Public

                                     In and for Dallas County, Texas





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